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EXHIBIT 8.1

October 9, 2015

PBF Logistics LP

One Sylvan Way, Second Floor

Parsippany, New Jersey 07054

Ladies and Gentlemen:

We have acted as special counsel to PBF Logistics LP, a Delaware limited partnership (the “Partnership”), in connection with the preparation of the registration statement on Form S-3 filed by the Partnership with the Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”), relating to the registration of the offering and sale (the “Offering”) of common units representing limited partner interests in the Partnership (the “Common Units”) under the Securities Act of 1933, as amended (the “Act”). In connection therewith, we have participated in the preparation of the discussion set forth under the caption “Material U.S. Federal Income Tax Consequences” in the Registration Statement (the “Discussion”).

The Discussion, subject to the qualifications and assumptions stated in the Discussion and the limitations and qualifications set forth herein, constitutes our opinion as to the material United States federal income tax consequences for purchasers of the Common Units pursuant to the Offering.

This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court.

Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm and this opinion contained in the Discussion and under the caption “Legal Matters” in the Registration Statement. In giving this

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consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission relating thereto, with respect to any part of the Registration Statement, including this exhibit to the Registration Statement.

Very truly yours,

/s/ Andrews Kurth LLP